Exhibit 4.1

FIRST AMENDMENT dated as of April 26, 2007 (this “Amendment”) to the First Lien Credit Agreement dated as of December 8, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FOREST ALASKA OPERATING LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), FOREST ALASKA HOLDING LLC, a limited liability company organized under the laws of the State of Delaware (“Holdings”), the LENDERS from time to time party thereto and CREDIT SUISSE, as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Agent”).

WHEREAS Holdings, the Borrower, the Agent and the Required Lenders have agreed, on the terms and subject to the conditions set forth herein, to amend the Credit Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION  1.          Defined Terms.  Each capitalized term used and not defined herein shall have the meaning assigned to it in the Credit Agreement (as amended hereby).

SECTION  2.          Amendment to the Credit Agreement.  Effective as of the First Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a)           the definitions of “4Q06 Consolidated EBITDAX”, “4Q06 Consolidated Interest Expense”, “Change in Control”, “Consolidated EBITDAX”, “Consolidated Interest Expense” and “Equity Issuance” in Section 1.01 of the Credit Agreement are deleted in their entirety and replaced with the following definitions:

“4Q06 Consolidated EBITDAX” shall mean $9,420,000.

“4Q06 Consolidated Interest Expense” shall mean the amount equal to the product of (a) Consolidated Interest Expense for the period from and including the Closing Date through and including December 31, 2006 and (b) 3.833.

A “Change in Control” shall be deemed to have occurred if (a) at any time the Parent shall not beneficially own, directly or indirectly, at least 85% of the issued and outstanding Equity Interests in Holdings, (b) at any time Holdings shall fail to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests in the Borrower or (c) any change in control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower or any Subsidiary is a party.

“Consolidated EBITDAX” shall mean, for any period, (a) Consolidated Net Income of Holdings and its subsidiaries for such period plus (b) the sum of Consolidated Interest Expense, depreciation, depletion expense, amortization expense, income taxes, exploration expense and other non-cash charges and expenses (except those excluded in determining Consolidated Net Income) incurred by Holdings and its subsidiaries during such period plus (c) to the extent deducted in determining Consolidated Net Income, fees and expenses paid in connection with the First Amendment to this Agreement and the First Amendment to the Second Lien Credit Agreement; provided, however, that, except for purposes of determining Excess Cash Flow, Consolidated EBITDAX for any period shall be calculated on a pro forma basis for any divestitures or acquisitions consummated during such period and, if any such acquisition or divestiture has a fair market value in excess of $5,000,000, as if such acquisition or divestiture had occurred on the first day of such period).  Notwithstanding any other provision in this Agreement, “Consolidated EBITDAX” for the fiscal quarter ended on June 30, 2006, September 30, 2006 and December 31, 2006 shall be deemed to be $23,733,000, $18,106,000 and 4Q06 Consolidated EBITDAX.

“Consolidated Interest Expense” shall mean, for any period, (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Holdings and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus (b) any interest accrued during such period in respect of Indebtedness of Holdings or any of its subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP plus (c) the amount of dividends paid to any person (other than Holdings or any of its subsidiaries) during such period on preferred stock in Holdings or any of its subsidiaries minus (d) to the extent otherwise included in Consolidated Interest Expense, pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting) of Holdings or any of its subsidiaries, determined on a consolidated basis in accordance with GAAP minus (e) to the extent otherwise included in Consolidated Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings or any of its subsidiaries (including such fees paid in connection with the Transactions) during such period, determined on a consolidated basis in accordance with GAAP.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings or any of its subsidiaries with respect to interest rate Hedging Agreements.  Notwithstanding any other provision in this Agreement, “Consolidated Interest Expense” for any period of four fiscal quarters ended on or prior to September 30, 2007 shall be deemed to be Annualized Consolidated Interest Expense.

“Equity Issuance” shall mean any issuance or sale by Holdings or the Borrower of any Equity Interests in Holdings or the Borrower, as applicable, except in each case for (a) any issuance of directors’ qualifying shares and (b) issuances or sales of common stock in Holdings to management or employees in Holdings, the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.

(b)           Section 1.01 of the Credit Agreement is amended to add the definitions of the following terms in appropriate alphabetical order:

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

(c)           Section 2.12(a) of the Credit Agreement is amended to insert the following sentence at the end of such Section:

“Any prepayment of any Loan made pursuant to this paragraph (a) at any time on or prior to the first anniversary of the Closing Date shall be accompanied by a prepayment premium equal to 1% of the principal amount of the such prepaid Loan.”.

(d)           the reference to “1.65 to 1.00” set forth under the caption “Ratio” and opposite the date March 31, 2007 in the table set forth in Section 6.10 of the Credit Agreement is replaced with a reference to “1.40 to 1.00”.

(e)           the reference to “5.750 to 1.00” set forth under the caption “Ratio” and opposite the date March 31, 2007 in the table set forth in Section 6.12 of the Credit Agreement is replaced with a reference to “6.500 to 1.00”.

(f)            Article VII of the Credit Agreement is amended to (i) designate the text in such Article as Section 7.01 of the Credit Agreement and (ii) insert the heading “SECTION 7.01  Events of Default.” immediately before the words “In the case of the happening”.

(g)           Article VII of the Credit Agreement is amended to insert the following Section at the end of such Article:

“SECTION 7.02  Equity Cure Right.  Notwithstanding anything to the contrary in this Agreement, if the Borrower fails to comply with the requirement of Section 6.10 with respect to the period of four consecutive fiscal quarters ending on June 30, 2007, until the expiration of the 10th day following the date on which the certificate calculating the Interest Coverage Ratio for such period is required to be delivered pursuant to Section 5.04(c), the Parent shall have the right to make a cash common equity contribution to Holdings of up to $12,000,000, and Holdings shall have the right to make a cash common equity contribution to the Borrower of up to $12,000,000 (the “Cure Right”), and upon the receipt by the Borrower of such cash amount (the “Cure Amount”), the Interest Coverage Ratio for such period shall be recalculated after decreasing Consolidated Interest Expense for such period (solely for the purpose of calculating the Interest Coverage Ratio and not for any other purpose under this Agreement) by an amount equal to the Cure Amount; provided that if, after giving effect to such recalculation, Holdings and the Borrower shall then be in compliance with the requirement of Section 6.10, Holdings and the Borrower shall be deemed to have satisfied the requirement of Section 6.10 for such period with the same effect as though there had been no failure to comply with the requirements of such Section for such period.”.

SECTION  3.          Representations and Warranties.  Each of Holdings and the Borrower hereby represents and warrants to the Agent and the Lenders that as of the First Amendment Effective Date and after giving effect hereto:

(a)           This Amendment has been duly authorized, executed and delivered by Holdings and the Borrower, and each of this Amendment and the Credit Agreement (as amended hereby) constitutes Holdings’ and the Borrower’s legal, valid and binding obligation, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)           All representations and warranties of each Loan Party contained in the Loan Documents (as amended hereby) are true and correct in all material respects on and as of the First Amendment Effective Date (except with respect to representations and warranties expressly made only as of an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).
(c)           No Default or Event of Default has occurred and is continuing.
(d)           This Amendment and the transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not (i) violate (A) in any material respect any provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) in any material respect any material order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which the Parent, its subsidiaries, Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary.

SECTION  4.          Effectiveness.  The amendments contemplated by Section 2 shall become effective as of the first date (the “First Amendment Effective Date”) on which:

(a)           The Agent shall have received counterparts hereof duly executed and delivered by Holdings, the Borrower and the Required Lenders.
(b)           The Borrower shall have paid to the Agent in immediately available funds, for the account of each of the Lenders entitled thereto, the Amendment Fee referred to in Section 5.
(c)           The Agent shall have received payment of all reasonable fees and out-of-pocket expenses, to the extent invoiced, to be paid or reimbursed to it by the Borrower pursuant to the Credit Agreement, including those referred to in Section 7.

The Agent shall notify Holdings, the Borrower and the Lenders of the First Amendment Effective Date and such notice shall be conclusive and binding.

SECTION  5.          Amendment Fee.  The Borrower agrees to pay to the Agent, for the account of each Lender that delivers (including by facsimile or other electronic imagining means) an executed counterpart of this Amendment prior to 5:00 p.m., New York City time, on April 26, 2007, an amendment fee (the “Amendment Fee”) in an amount equal to 0.15% of the aggregate principal amount of such Lender’s outstanding Loans.

SECTION  6.          Effect of Amendment.  (a)  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agent or the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.  This Amendment shall constitute a Loan Document.

(b)           On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Credit Agreement in any other Loan Document, shall be deemed a reference to the Credit Agreement (as amended hereby).

SECTION  7.          Expenses.  The Borrower agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Agent.

SECTION  8.          Governing Law; Counterparts.  (a)This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b)           This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, and all such counterparts together shall constitute one and the same instrument.  Delivery of any executed counterpart of a signature page to this Amendment by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually executed counterpart hereof.

SECTION  9.          Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

FOREST ALASKA OPERATING LLC,

by	/s/ Michael N. Kennedy
	Name:	Michael N. Kennedy
	Title:	Treasurer

FOREST ALASKA HOLDING LLC,

by	/s/ Cyrus D. Marter IV
	Name:	Cyrus D. Marter IV
	Title:	Vice President & Secretary

CREDIT SUISSE, Cayman Islands branch, as Agent,

by
Name:
Title:

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Lender Signature page to
the First Amendment
to the Forest Alaska Operating LLC
First Lien Credit Agreement

To approve the First Amendment:

Name of Lender:

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Name:
Title:

For any Lender requiring a second signature line:

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Name:
Title: